AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

THE TAILORED SHAREHOLDER REPORTS RULE

This Amendment (the “Amendment”) is entered into as of August 1, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), State Street Variable Insurance Series Funds, Inc. (the “Fund”), State Street Global Advisors Funds Distributors, LLC (the “Distributor”), and SSGA Funds Management, Inc. (the “Adviser”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company entered into a participation agreement with the Fund, the Distributor, and the Adviser dated November 16, 2009 (the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners;

WHEREAS, the Fund has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with the TSR Rule and Rule 498A unless the Fund prepares and provides the Fund Documents that are specified in the TSR Rule and Rule 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents and Tailored Shareholder Reports; Website Posting.

(a)

Fund Documents and Tailored Shareholder Reports. In addition to the Fund Documents specified in Rule 498A, the Distributor is responsible for preparing and providing the Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”).

(b)

Deadline for Providing, and Current-ness of, Fund Documents and Tailored Shareholder Reports. The Distributor shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts. For purposes of this Section 1(b), a “timely basis” shall mean within fifty-five (55) days after period end.

(c)

Format of Fund Documents and Tailored Shareholder Reports. The Distributor shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that are both human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A).

(d)

Website Hosting. The Company shall host and maintain the Tailored Shareholder Reports in addition to the Fund Documents required by Rule 498A, so that the Tailored Shareholder Reports are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in the TSR Rule and Rule 498A, provided that the Fund and Distributor fulfill their obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Tailored Shareholder Reports.

(i)

The Company shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement; and

(ii)	The Distributor shall ensure that Tailored Shareholder Reports are used for the Portfolios, in accordance with the TSR Rule.

2.

Content of Tailored Shareholder Reports. The Distributor shall be responsible for the content and substance of the Tailored Shareholder Reports as provided to the Company, including, but not limited to, the accuracy and completeness of the Tailored Shareholder Reports. The Distributor shall take prompt action to correct noncompliance with the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, the Distributor shall be responsible for ensuring that the Tailored Shareholder Reports as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Tailored Shareholder Reports for Paper Delivery. The Fund and the Distributor shall:

(a)

At its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Tailored Shareholder Reports, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Existing Contract Owners (as defined in the Amendment to the Participation Agreement dated September 22, 2023). Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Tailored Shareholder Reports as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution.

4.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on the TSR Rule and Rule 498A, and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities as of the date hereof.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	The occurrence of a change of law that makes the current Tailor Shareholder Reports and the regime they are distributed under obsolete or of no further consequence.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

The Fund:

STATE STREET VARIABLE INSURANCE SERIES FUNDS, INC.

By: /s/ Bruce Rosenberg
Name: Bruce Rosenberg
Title: Treasurer

The Distributor:

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

By: /s/ Barry F.X. Smith
Name: Barry F.X. Smith
Title: Executive Vice President

The Adviser:

SSGA FUNDS MANAGEMENT, INC.

By: /s/ Barry F.X. Smith
Name: Barry F.X. Smith
Title: President